Exhibit 5.2

September 6, 2019	Reference: 2105/152

Canadian Imperial Bank of Commerce
Commerce Court
Toronto, Ontario, Canada M5L 1A2

Re:	Canadian Imperial Bank of Commerce
Issue of U.S.$6,000,000,000 Aggregate Principal Amount of Senior Debt Securities

Dear Sirs/Mesdames:

We have acted as special Canadian counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Act”), of U.S.$6,000,000,000 (or the equivalent thereof in other currencies) aggregate principal amount of senior debt securities (the “Securities”) to be issued pursuant to an indenture dated as of September 15, 2012 (the “Base Indenture”) between the Bank and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the first supplemental indenture thereto dated as of November 6, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

We have participated, together with Mayer Brown LLP, United States counsel to the Bank, in the preparation of, or have reviewed, the following:

(i)             the Indenture;

(ii)          the registration statement of the Bank on Form F-3 dated September 6, 2019 (the “Registration Statement”); and

(iii)       the prospectus of the Bank dated September 6, 2019 included in the Registration Statement (the “Prospectus”).

We have examined such statutes, public and corporate records, opinions, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies, portable document format or facsimiles.

For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes, a legal, valid and binding obligation of, each party thereto other than the Bank. Additionally, for the purposes of the opinions expressed herein, we have relied upon the Secretary’s Certificate with respect to the accuracy of certain factual matters contained therein and we have not independently verified the accuracy of the factual matters set forth therein upon which we have relied.

In expressing the opinion set forth in paragraph 1 below, as to the amalgamation of the Bank, we have relied exclusively upon a certificate of confirmation dated September 5, 2019 issued by the Office of the Superintendent of Financial Institutions and the Secretary’s Certificate.

In expressing the opinion set forth in paragraph 4 below, we have assumed that the Securities have been issued in accordance with the provisions of the March 7, 2012, February 25, 2015, February 22, 2017 and August 21, 2019 resolutions, as applicable, of the Board of Directors of the Bank, which are attached as an exhibit to the Secretary’s Certificate, and that such resolutions will not have been modified, repealed or superseded prior to the date of the issuance of any of the Securities in any way that would affect the substance of such opinion.

The Canada Deposit Insurance Corporation has the power to convert, or cause the Bank to convert, in whole or in part, by means of a transaction or series of transactions and in one or more steps, the prescribed liabilities of the Bank into the common shares of the Bank or any of its affiliates (“Bail-in Conversion”), if the Governor in Council (Canada) makes an order under paragraph 39.13(1)(d) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) in respect of the Bank. Regulations made under the CDIC Act and the Bank Act (Canada) (the “Bank Act”) (collectively, the “Bail-In Regulations”) prescribe the types of shares and liabilities that may be subject to a Bail-In Conversion. In general, any senior debt with an initial or amended term to maturity (including explicit or embedded options) greater than 400 days, that is unsecured or partially secured and has been assigned a CUSIP or ISIN or similar identification number is subject to a Bail-In Conversion.  However, certain other debt obligations of the Bank, including structured notes, are not subject to a Bail-In Conversion. Subject to certain exceptions, a “structured note” is defined as a debt obligation that (a) specifies that the obligation’s stated term to maturity, or a payment to be made by its issuer, is determined in whole or in part by reference to an index or reference point, including (i) the performance or value of an entity or asset, (ii) the market price of a security, commodity, investment fund or financial instrument, (iii) an interest rate, and (iv) the exchange rate between two currencies; or (b) contains any other type of embedded derivative or similar feature. To the extent the Securities fall within this definition of a “structured note”, they will accordingly not be subject to a Bail-in Conversion. Notwithstanding the above, any Securities issued before the date the Bail-In Regulations came into force on September 23, 2018 are not subject to a Bail-In Conversion, unless the terms of such liability are, on or after September 23, 2018, amended to increase its principal amount or to extend its term to maturity and the liability, as amended, meets the requirements to be subject to a Bail-In Conversion

The opinions contained herein are limited to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein (“Ontario Law”). Such opinions are expressed with respect to the Ontario Law in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

We express no opinion with respect to:

(a)                    the effect of any provision of the Indenture which purports to allow the severance of invalid, illegal or unenforceable provisions or restrict their effect;

(b)                    the validity, binding nature or enforceability of any provision of the Indenture which suggests that modifications, amendments or waivers that are not in writing will not be effective;

(c)                     the enforceability of any provision of the Indenture that purports to waive or limit rights or defences of a party;

(d)                    the enforceability of, nor as to the manner in which a court in the Province of Ontario would interpret and apply, any provision which refers to, incorporates by reference or requires compliance with, any law, statute, rule or regulation of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein;

(e)                     the effectiveness of provisions which purport to relieve a person from a liability, obligation or duty otherwise owed or required by law; and

(f)                      the availability of any equitable remedy, including those of specific performance and injunction, which remedies are only available in the discretion of a court of competent jurisdiction and/or authority.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.                                      The Bank is a bank amalgamated under and governed by the Bank Act and has the corporate power to execute, deliver and perform its obligations under the Indenture and to create, issue, sell and deliver the Securities as contemplated in the Prospectus.

2.                                      When the creation, issuance and sale of a particular issuance of Securities has been duly authorized by all necessary corporate action of the Bank, and when such Securities have been duly executed, authenticated and issued in accordance with the Indenture, as applicable, and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Securities will be validly issued.

3.                                      All necessary corporate action has been taken by the Bank to authorize the execution and delivery of the Indenture and the performance of the Bank’s obligations thereunder and the Indenture has been, to the extent execution and delivery are matters governed by Ontario Law, duly executed and delivered by the Bank. The Indenture constitutes, with respect to the provisions thereof governed by Ontario Law, a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

4.                                      The statements in the Prospectus under the heading “Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others”, insofar as such statements constitute statements of Canadian federal or Ontario law, have been reviewed by us and fairly summarize the matters described therein and are accurate in all material respects.

The opinions set forth in paragraph 3 above as to the enforceability of the Indenture are subject to and may be limited by the following qualifications:

(i)    general principles of equity, including the principle of granting equitable remedies such as specific performance and injunctive relief, are subject to the discretion exercisable by a court of competent authority and/or jurisdiction;

(ii)   enforceability may be limited by bankruptcy, insolvency, winding-up, liquidation or other similar laws of general application affecting the enforcement of creditors’ rights generally (including the provisions of the Bank Act respecting such matters);

(iii)  the enforcement of any rights against the Bank under the Indenture with respect to indemnity or contribution may be limited by applicable law and may not be ordered by a court on the grounds of public policy and may, therefore, not be available in any particular instance;

(iv)  a court in the Province of Ontario may decline to enforce provisions in any document which purport to allow a determination, calculation or certificate of a party thereto as to any matter provided for therein to be final, conclusive or binding upon any other party thereto if such determination is found to be inaccurate on its face or to have been reached or made on any arbitrary or fraudulent basis;

(v)   enforceability of the Indenture or a provision of the Indenture may be subject to the provisions of the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable on the basis that such provision is an attempt to vary or exclude a limitation period under such Act; and

(vi)  pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

The opinions expressed herein are provided solely for the benefit of the addressee in connection with the filing of the Registration Statement with the United States Securities and Exchange Commission (the “Commission”) and are not to be transmitted to any other person, nor are they to be relied upon by an other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent.

The opinions expressed herein may be relied upon by Mayer Brown LLP for the purposes of its opinion dated September 6, 2019 addressed to the Bank with respect to the subject matter hereof.

If a pricing supplement relating to the offer and sale of particular Securities is prepared and filed by the Bank with the Commission on a date after the date hereof and such pricing supplement contains a reference to Blake, Cassels & Graydon LLP and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

“In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated September 6, 2019, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.”

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others” and “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP